Exhibit 99.2

Caladrius Biosciences Appoints Cynthia Schwalm to Board of Directors

BASKING RIDGE, N.J. (November 8, 2018) - Caladrius Biosciences, Inc. (Nasdaq: CLBS) (“Caladrius” or the “Company”), a late-stage therapeutics development biopharmaceutical company with multiple technology platforms targeting select cardiovascular indications and autoimmune disease, announces today the appointment of Ms. Cynthia Schwalm to its Board of Directors.

“Cynthia brings extensive experience in leading and managing biopharmaceutical companies during transformative years of growth,” said David J. Mazzo, PhD, Chief Executive Officer of Caladrius. “We are delighted with her addition to our board and believe she will provide a fresh perspective while making important contributions to our progress, particularly when it comes to commercialization. We look forward to her guidance as we continue to advance our clinical programs through late-stage development and toward registration and eventual launch.”

In her most recent role, Ms. Schwalm was President and Chief Executive Officer of Ipsen North America, where she led the transformation of the company as it became the highest-growth subsidiary worldwide. Prior to joining Ipsen, she served as President of Eisai Pharmaceuticals, where she oversaw commercial operations, medical affairs and services, manufacturing, alliance management and other functions. She has also held general management roles, both domestically and internationally at Amgen Inc. and Johnson & Johnson. Ms. Schwalm began her career as an oncology/critical care nurse.

Ms. Schwalm currently serves on the board of G1 Therapeutics Inc., a clinical-stage oncology company. She has held positions on numerous corporate and non-profit boards, including the Women’s Leadership Advisory Board for the John F. Kennedy School of Government at Harvard University and the board of directors for the Sarah Cannon Oncology Research Institute. She currently serves as a Wharton Business School Leadership Advisor. Ms. Schwalm holds an MBA from the Wharton School of the University of Pennsylvania and a B.S.N. from the University of Delaware.

Ms. Schwalm will also serve as a member of the Audit Committee and the Science and Technology Committee of the Company. With this appointment, Caladrius’ Board of Directors expands to six members.

“Under the current management team’s guidance, Caladrius has evolved into an exciting, focused biopharmaceutical company with four clinical-stage products, two of which are at the latter stages of development and anticipating commercialization,” said Ms. Schwalm. “I look forward to working with the rest of the board and management team as they continue in their efforts to advance their clinical programs and eventually evolve into a commercial entity.”

About Caladrius Biosciences

Caladrius is a clinical-stage biopharmaceutical company committed to the development of innovative products that have the potential to restore the health of people with chronic illnesses. Our leadership team collectively has decades of biopharmaceutical development experience and world-recognized scientific achievement in the fields of cardiovascular and autoimmune disease, among other areas.  The Company’s goal is to build a broad portfolio of novel and versatile products that address important unmet medical needs. Our current product candidates include two clinical-stage treatments for cardiovascular diseases based on our CD34 cell therapy platform: CLBS12, recipient of SAKIGAKE designation, in Phase 2 testing in Japan and eligible for early conditional approval for the treatment of critical limb ischemia; and CLBS14, in Phase 2 testing for the treatment of coronary microvascular dysfunction and in late-stage clinical development for refractory angina for which it has received RMAT designation. Caladrius’ autoimmune product candidate in Phase 2 testing, CLBS03, is an ex vivo expanded polyclonal T regulatory cell therapy for the treatment of recent-onset type 1 diabetes. CLBS03 has been awarded

Fast Track and Orphan designations by the FDA. For more information on the company, please visit www.caladrius.com.

Contacts:

Investors and Media:
Caladrius Biosciences, Inc.
John Menditto
Executive Director, Investor Relations and Corporate Communications
Phone: 908-842-0084
Email: jmenditto@caladrius.com

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